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                                       EXHIBIT 11
                              COMPUTATION OF LOSS PER SHARE
                    FOR THE FISCAL YEARS ENDED JUNE 30, 1998 AND 1997

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

                                                                1998              1997
                                                           -------------------------------
Net loss                                                   $ (9,665,503)     $(11,177,623)

Deduct:
 Accretion, discount and dividends on preferred stock         3,210,333         6,876,521
                                                           -------------------------------

Net loss applicable to common shareholders                 $(12,875,836)     $(18,054,144)
                                                           -------------------------------

Weighted average number of common shares outstanding          3,696,372         1,487,574
                                                           ===============================

Basic loss per share                                       $      (3.48)     $     (12.14)
                                                           ===============================

Net loss for diluted loss per share computation            $ (9,665,503)     $(11,177,623)
                                                           ===============================

Weighted average number of common shares outstanding          3,696,372         1,487,574

Common share equivalent applicable to:
 Warrants - Class A                                             411,127           411,991
 Warrants - Class B                                             493,983           493,983
 Warrants - Class C                                              16,567            17,028
 Warrants - Other                                               882,724           768,796
 Stock options                                                  862,446           673,529

Less common stock acquired with net proceeds                 (2,505,145)       (1,629,687)
                                                           -------------------------------

Weighted average number of common shares and
common share equivalents used to compute diluted
loss per share                                                3,858,074         2,223,214
                                                           ===============================

Diluted loss per share                                     $      (2.51)     $      (5.03)
                                                           ===============================

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